Exhibit 99.1

SRM Rebrands to Tron Inc. and Adopts TRON as its New Ticker Symbol

Winter Park, Florida, July 16, 2025 — SRM Entertainment, Inc. (Nasdaq: SRM) (“SRM” or the “Company”), today announced that it has changed its corporate name to Tron Inc., to align with its major transformation into a TRON (“TRX”) treasury strategy company. In addition to the name change, the Company will change its ticker to the symbol “TRON” on the Nasdaq Capital Market, effective July 17, 2025. After the name and ticker change, the Company’s CUSIP number of 85237B101 will remain the same.

Since announcing its Tron treasury strategy, the Company’s share price has risen significantly reflecting investor confidence in Tron protocol as the dominant layer-1 for USDT stablecoin. The Company is the largest publicly traded corporate holder of TRX in the world, currently holding more than 365 million TRX tokens.

“This transition marks a pivotal moment in our corporate strategy to enhance long-term value through Tron treasury management,” said Rich Miller, CEO. “We believe that TRX will continue to play a critical role in building the next generation global payment rail and a more inclusive financial infrastructure with 24/7 low cost and fast transaction capability.”

About Tron Inc. (formerly SRM Entertainment, Inc.)

Tron Inc. (formerly SRM Entertainment, Inc.) is a publicly traded company pioneering blockchain-integrated treasury strategies. As the public company with the largest TRON (TRX) tokens holdings, Tron Inc. is committed to transparency, long-term value creation, and the adoption of decentralized financial tools. In addition, through our wholly owned subsidiary, the Company designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of the Company’s products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. The products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions.

About TRON blockchain

Founded in 2017, TRON is a decentralized blockchain that supports smart contracts and decentralized applications, with lower fees and faster transaction time than other leading blockchains such as Bitcoin and Ethereum. It has since become one of the world’s most popular Layer-1 Protocols, hosting approximately 81.7 billion in US dollar stablecoins as of July 13, 2025.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements include, but are not limited to, statements regarding TRX continuing to play a critical role in building the next generation global payment rail and a more inclusive financial infrastructure. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

Media and Investor Relations

Info@SRMentertainment.com
(407)-230-8100
website: SRMentertainment.com